Exhibit 99.1

SpartanNash Announces Fourth Quarter and Fiscal Year 2018 Financial Results

Fourth Quarter Net Sales Increase Driven by Continued Strong Growth in Food Distribution Segment of 4.7%

11th Consecutive Quarter of Sales Growth

Closed on Acquisition of Martin’s Super Markets in December 2018

Announced Strategic Additions to Senior Management Team

GRAND RAPIDS, MICHIGAN – February 20, 2019 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 12-week fourth quarter and 52-week fiscal year ended December 29, 2018.

“Our team worked diligently in the fourth quarter to position SpartanNash to succeed across our food distribution, military and retail business segments in a dynamic operating environment. We continue to be pleased with the ability to grow our top line, however we were unable to translate this growth to our bottom line results. In December, we began executing on Project One Team, a company-wide initiative to drive growth while increasing efficiency and reducing costs as a way to address this,” said David Staples, President and Chief Executive Officer. “We are excited to see this initiative empowering our associates at all levels to drive sustainable improvements in our business as we take full advantage of the growth opportunities we expect to see over the next one to two years.”

Strategic Business Objectives

The Company believes that the next one to two years will be conducive to its acquisition strategy which is a key component of its long-term strategic objective to evolve into a growth company that is focused on developing a national, highly efficient distribution platform that services a diverse customer base through its three highly complementary business units of Food Distribution, Military Distribution and Retail. The Company has executed several corporate level strategic actions that will position it to deliver on these objectives. First, the Company amended its current credit facility, allowing for additional capacity and enabling growth through acquisition. Second, the Company made strategic additions to the senior management team through the hiring of a new Chief Merchandising and Marketing Officer and Chief Information Officer. The new Chief Merchandising and Marketing Officer brings extensive merchandising, marketing and store operations experience, having most recently run one of the largest divisions of a national supermarket chain. She will lead the Company’s efforts to continue the development of consumer-centric programs for both independent retailers and our corporate owned retail stores. The newly hired Chief Information Officer brings very strong international CPG and supply chain experience and will lead the Company’s process of investing in its technology resources and infrastructure to become more efficient and customer focused. Lastly, the Company began Project One Team during the quarter, as noted above. While Project One Team is still very early in its deployment, the Company is focused on opportunities in all aspects of its business, including those which improve supply chain efficiency, leverage technology and improve the products and services offered to customers.

The Company also took numerous actions at the segment level. In Food Distribution, the Company continues to see opportunities for new business wins and is leveraging strategic partnerships and its network to position it to realize these opportunities. SpartanNash further invested in its labor force, distribution fleet, and technology in the quarter to improve its supply chain and food processing capabilities and efficiency. Military Distribution expanded its partnership with the Defense Commissary Agency (“DeCA”) and realized an increase in private brand net sales and product offerings in the fourth quarter. In addition, a new fresh program started with an existing customer in the fourth quarter within this segment. In Retail, the Company continued the implementation of its new retail brand positioning initiative in select stores during the fourth quarter with a more significant implementation planned for the first half of fiscal 2019. Finally, the Company closed on its acquisition of Martin’s Super Markets (“Martin’s”) early in fiscal 2019. Martin’s is a highly respected food retailer with complementary brand positioning and store footprint to SpartanNash.

Consolidated Financial Results

Consolidated net sales for the fourth quarter increased $11.3 million, or 0.6%, to $1.90 billion from $1.89 billion in the prior year quarter(1). The increase in net sales was driven by continued sales growth in Food Distribution of 4.7%, partially offset by lower sales in Military Distribution and Retail as discussed in the Segment Financial Results.

Gross profit for the fourth quarter of fiscal 2018 was $245.4 million, or 12.9% of net sales, compared to $254.8 million, or 13.5% of net sales, in the prior year quarter. As a percent of net sales, the change in gross profit was primarily driven by a higher mix of sales within Food Distribution as a percentage of total sales in addition to the other factors described below within the Segment Financial Results.

Reported operating expenses for the fourth quarter were $257.2 million, or 13.6% of net sales, compared to $236.0 million, or 12.5% of net sales, in the prior year’s fourth quarter. The increase in expenses as a rate of sales compared to the prior year quarter was primarily attributable to a $32.0 million, or $0.68 per diluted share, noncash impairment charge (the “non-cash charge”) related to the expected insolvency of a Food Distribution customer, offset by lower selling, general and administrative expenses. Fourth quarter operating expenses would have been $223.2 million, or 11.8% of net sales, compared to $228.0 million, or 12.1% of net sales, in the prior year quarter, excluding the adjustments related to the tax planning initiative, restructuring and impairment charges and merger and integration costs. Operating expenses were favorable to the prior year quarter as a rate of sales on an adjusted basis, due to the higher mix of sales within Food Distribution and Military Distribution as well as lower healthcare, incentive and other administrative expenses, partially offset by higher supply chain costs.

The Company reported an operating loss of $11.9 million compared to operating earnings of $18.8 million in the prior year quarter. The decrease was primarily attributable to the previously referenced non-cash charge. Non-GAAP adjusted operating earnings(2) were $22.2 million compared to $28.2 million in the prior year quarter due, in part, to the impact of warehouse operational issues at one of our distribution centers, serving both Military Distribution and Food Distribution. Additionally, the Company experienced higher LIFO expense associated with rising inflation rates, as well as lost sales and costs associated with the industry-wide romaine lettuce recall. The combination of these items impacted operating earnings by approximately $5.3 million, or $0.10 in earnings per diluted share. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Adjusted EBITDA(3) was $44.3 million compared to $48.1 million in the prior year quarter due to the factors mentioned above.

The Company reported a fourth quarter loss from continuing operations of $14.0 million, or $0.39 per diluted share, compared to earnings from continuing operations of $34.7 million, or $0.94 per diluted share, in the prior year quarter. The decrease reflects the factors noted above, as well as increased interest expense due to higher interest rates in 2018’s fourth quarter on the Company’s variable rate borrowings. Additionally, income taxes were unfavorable to the prior year quarter due to the prior year tax benefit related to the Company's re-measurement of its deferred taxes under the Tax Cuts and Jobs Act of 2017 (“Tax Cut Act”), partially offset by a lower rate in the fiscal 2018 due to tax reform.

Adjusted earnings from continuing operations(4) for the fourth quarter of 2018 were $11.4 million, or $0.32 per diluted share, compared to $15.2 million, or $0.41 per diluted share, in the prior year quarter. The decrease reflects the factors above related to the change in adjusted operating earnings, the increase in interest expense, offset by a lower adjusted tax rate. Fiscal 2017’s adjusted earnings from continuing operations excludes the net after-tax benefit in the fourth quarter of fiscal 2017 related to the Tax Cut Act and other adjustments.

Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $42.9 million, or 4.7%, to $954.4 million from $911.5 million in the prior year quarter, primarily due to sales growth from existing and new customer programs.

Reported operating loss for Food Distribution was $14.3 million compared to operating earnings of $14.3 million in the prior year fourth quarter. The decrease in reported operating earnings was primarily attributable to the previously noted non-cash charge of $32.0 million, the previously discussed warehouse operational issues, higher LIFO expense and the industry-wide recall of romaine lettuce. These decreases were partially offset by higher volume and lower healthcare, incentive and other administrative expenses. Fourth quarter adjusted operating earnings(5) were $17.9 million compared to $18.8 million in the prior year quarter. Fourth quarter adjusted operating earnings in the current year exclude $32.2 million in adjustments, primarily related to the non-cash charge. Adjusted operating earnings in the prior year quarter exclude $4.5 million of pre-tax charges primarily related to Fresh Kitchen start-up costs and expenses associated with tax planning strategies.

Military Distribution

Net sales for Military Distribution decreased $10.7 million, or 2.0%, to $513.3 million from $524.0 million in the prior year quarter. The decrease was primarily due to lower comparable sales at DeCA operated locations, partially offset by incremental volume from new business with an existing customer that commenced late in the quarter and DeCA’s private brand program.

Reported operating loss for Military Distribution was $0.5 million compared to operating earnings of $2.5 million in the prior year fourth quarter. The decrease was primarily attributable to the previously discussed warehouse operational issues, incremental self-insurance expense related to the unfavorable development of prior year claims and higher LIFO expense, partially offset by lower administrative costs. Exclusive of the items mentioned, earnings were consistent with the prior year. Fourth quarter adjusted operating loss(5) was $0.4 million compared to earnings of $3.1 million in the prior year quarter. Adjusted operating earnings in the prior year quarter exclude $0.7 million of pre-tax charges primarily related to expenses associated with tax planning strategies.

Retail

Net sales for Retail were $429.1 million in the fourth quarter compared to $450.0 million in the prior year quarter. The decrease in net sales was primarily attributable to lower sales resulting from store closures of $12.3 million and a 1.9% decrease in comparable store sales, which exclude fuel.

Reported operating earnings for Retail were $2.9 million compared to $2.0 million in the prior year fourth quarter. The increase in reported operating earnings was primarily attributable to lower asset impairment charges and expenses related to tax planning strategies, lower healthcare, incentive and other administrative expenses, and the favorable impact of closing underperforming stores. Partially offsetting these items were higher fees paid to pharmacy benefit managers, higher LIFO expense as well as acquisition and integration expenses related to the Martin’s acquisition. Adjusted operating earnings(5) were $4.8 million compared to $6.2 million in the prior year quarter and exclude $1.9 million of pre-tax charges primarily related to the recent acquisition and asset impairment expenses in the current year quarter as well as $4.2 million of asset impairment and expenses associated with tax planning strategies in the prior year quarter. The Company ended the fiscal year with 139 corporate owned retail stores, compared to 145 stores for the prior year.

Fiscal Year 2018 Results

Consolidated net sales for the fiscal year ended December 29, 2018 increased $100.8 million, or 1.3%, to $8.06 billion from $7.96 billion in the prior fiscal year (1). The increase in net sales was driven by sales growth in Food Distribution and Military Distribution of 4.3% and 1.1%, respectively, partially offset by lower sales in Retail of 4.3%.

Adjusted EBITDA(3) for fiscal 2018 was $209.4 million, or 2.6% of net sales, compared to $236.0 million, 3.0% of net sales, in fiscal 2017.

The Company reported earnings from continuing operations for fiscal 2018 of $33.8 million, or $0.94 per diluted share, compared to a reported loss from continuing operations of $52.6 million, or $1.41 per diluted share, in the prior year. The increase was primarily related to goodwill and asset impairment charges in the prior year, higher sales volumes and lower administrative costs. These increases were partially offset by the non-cash charge, increases in warehousing and transportation costs and higher interest expense. Adjusted earnings from continuing operations(4) for fiscal 2018 were $67.3 million, or $1.87 per diluted share, compared to $78.6 million, or $2.10 per diluted share, in the prior year. Fiscal 2018 adjusted earnings include the impact of estimated losses associated with the second quarter voluntary product recall on certain fresh-cut products in our food processing operations as well as the fourth quarter costs associated with warehouse operational issues, LIFO expense and the industry-wide recall on romaine lettuce. Fiscal 2018 adjusted earnings from continuing operations exclude $33.5 million of net after-tax charges primarily related to asset impairment.

Fiscal 2017 adjusted earnings from continuing operations exclude $131.2 million of net after-tax charges primarily related to goodwill and asset impairment, the previously mentioned tax benefit and the Fresh Kitchen start-up and acquisition costs.

Capital expenditures totaled $71.5 million in fiscal 2018, while depreciation and amortization expense amounted to $82.9 million.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for fiscal year 2018 were $171.7 million compared to $52.8 million in the prior year, representing an increase of $118.9 million. The change was primarily due to lower working capital investments, particularly due to improvements in inventory and accounts receivable compared to the prior year.

For fiscal year 2018, the Company returned $45.9 million to shareholders, including $25.9 million in cash dividends and $20.0 million in share repurchases of its common stock. As of December 29, 2018, the Company had $45.0 million authorized and available for future share repurchases.

Outlook

Mr. Staples continued, “As we look forward over the next couple of years, we believe the landscape will continue to provide us with growth opportunities through acquisition, new customers and expanded programs with existing customers. That said, we still expect the operating environment to remain challenging during fiscal 2019. Our top five objectives for fiscal 2019 are: achieve mid-single digit sales growth, drive adjusted operating earnings and adjusted EBITDA growth over the prior year, realize $15 million of savings over the next 24 months from Project One Team, strengthen our management team, systems and supply chain operations to further position the Company for future growth and reduce our debt levels and financial leverage ratios to facilitate achieving our strategic objectives.”

For the fiscal year ending December 28, 2019, the Company anticipates mid-single digit sales growth, inclusive of the acquisition of Martin’s. The Company expects Food Distribution to achieve low- to mid-single digit sales growth driven by existing customers and new business, partially offset by attrition in the independent retail base, excluding the impact of the elimination of intercompany sales to Martin’s following the acquisition of approximately $150 million to $170 million. In Military Distribution, new business, including continued private brand growth, will offset the majority of the negative DeCA comparable sales trend, although full year sales are expected to be modestly down on a year over year basis. Retail sales will increase due to the acquisition of Martin’s and the continued roll-out of the Company’s brand positioning, partially offset by the impact of store closures through Company rationalization plans. Martin’s is expected to contribute $475 million to $500 million in incremental Retail net sales in fiscal 2019.

The Company is also initiating fiscal 2019 adjusted EBITDA guidance of $210 million to $220 million, compared to fiscal 2018’s adjusted EBITDA(3) of $209.4 million, consistent with the Company’s projected increases in operating earnings.

For fiscal year 2019, the Company anticipates adjusted earnings per share from continuing operations(6) of approximately $1.70 to $1.80, excluding a charge to terminate the Company’s frozen pension plan, merger/acquisition and integration expenses, restructuring charges and other adjusted items totaling $13.0 million to $16.0 million after tax, as detailed in Table 6. The Company anticipates that reported earnings from continuing operations will be in the range of approximately $1.27 to $1.44 per diluted share, compared to earnings from continuing operations of $0.94 per diluted share in fiscal 2018.

Diluted adjusted earnings per share for the first quarter of fiscal 2019 are expected to be approximately $0.18 to $0.22 lower than the first quarter of fiscal 2018 due to five primary drivers. First, while we have restored the operational performance of the underperforming warehouse to more normalized levels, the financial impact of doing so will carry over into the majority of the first quarter of 2019. Second, the first quarter will complete the lapping of changes in the realization of rebates and dividends from private brands. Third, the majority of the known impact of changes in Direct and Indirect Remuneration (“DIR”) pharmacy fees, which have been discussed previously, will cycle its impact on the Company’s results by the end of the first quarter of fiscal 2019. Fourth, the slower than previously anticipated rate of improvement in the Company’s food processing operations, due in part to the higher cost environment, will lead to a decline in the year over year profitability in the first quarter. Finally, the Company will experience increased interest expense associated with the expansion of its credit facility to enable growth through acquisitions. Following the Company’s first quarter of fiscal 2019, the Company’s expects that the actions it is, and anticipates taking will return these expenses to their historical run rate levels. In the case of DIR fees and private brand rebates and dividends, the changes in these programs will have been cycled and will be reflected in the Company’s year over year comparisons of operating results after the first quarter.

The Company’s guidance reflects an effective tax rate of 23.0% to 24.0% for fiscal year 2019, due to a shift in profitability into higher tax jurisdictions. This guidance excludes the one-time costs associated with Project One Team, a significant portion of which are expected to be recognized in the first quarter, as these costs are not yet known. The Company intends to provide an update on the status of this initiative in its first quarter earnings release in May 2019.

The Company expects capital expenditures for fiscal year 2019 to be in the range of $85.0 million to $93.0 million, with depreciation and amortization of $89.0 million to $92.0 million. Interest expense is expected to range from $36.0 million to $37.5 million in fiscal 2019. Approximately half of the anticipated increase in interest expense in fiscal 2019 reflects the additional borrowing and increased capacity noted previously.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter and fiscal year 2018 financial results is scheduled for Thursday, February 21, 2019 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Djibouti and Egypt. SpartanNash currently operates 160 supermarkets, primarily under the banners of Family Fare Supermarkets, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) Net sales reflect the adoption of the new revenue recognition standard on the first day of the first quarter, December 31, 2017. Under the new accounting standard, certain contracts in the food distribution segment are reported on a net basis compared to previously being reported on a gross basis. As the new accounting standard was adopted on a full retrospective basis, the aforementioned amounts refer to the prior period’s results as if the new revenue recognition standard was in effect in both periods. The decreases to net sales and cost of sales were $38.7 million and $164.3 million, respectively, for the 12 and 52 weeks for the period ended December 30, 2017.

(2) A reconciliation of operating (loss) earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(3) A reconciliation of net (loss) earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(4) A reconciliation of (loss) earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(5) A reconciliation of operating (loss) earnings to adjusted operating earnings by segment, a non-GAAP financial measure, is provided below.

(6) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
Net sales	$1,896,796	$1,885,500	$8,064,552	$7,963,799
Cost of sales	1,651,406	1,630,685	6,954,146	6,818,890
Gross profit	245,390	254,815	1,110,406	1,144,909

Operating expenses
Selling, general and administrative	223,567	232,167	997,411	1,015,024
Merger/acquisition and integration	1,406	1,071	4,937	8,101
Goodwill impairment	—	—	—	189,027
Restructuring, asset impairment and other charges	32,277	2,799	37,546	39,432
Total operating expenses	257,250	236,037	1,039,894	1,251,584

Operating (loss) earnings	(11,860)	18,778	70,512	(106,675)

Other expenses and (income)
Interest expense	7,655	6,215	30,483	25,343
Loss on debt extinguishment	—	413	—	413
Other, net	(14)	(342)	(669)	(787)
Total other expenses, net	7,641	6,286	29,814	24,969

(Loss) earnings before income taxes and discontinued operations	(19,501)	12,492	40,698	(131,644)
Income tax (benefit) expense	(5,474)	(22,219)	6,907	(79,027)
(Loss) earnings from continuing operations	(14,027)	34,711	33,791	(52,617)

Earnings (loss) from discontinued operations, net of taxes	19	(104)	(219)	(228)
Net (loss) earnings	$(14,008)	$34,607	$33,572	$(52,845)

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.39)	$0.94	$0.94	$(1.41)
Earnings (loss) from discontinued operations	—	—	(0.01)	—	*
Net (loss) earnings	$(0.39)	$0.94	$0.93	$(1.41)

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.39)	$0.94	$0.94	$(1.41)
Earnings (loss) from discontinued operations	—	—	(0.01)	—	*
Net (loss) earnings	$(0.39)	$0.94	$0.93	$(1.41)

Weighted average shares outstanding:
Basic	35,943	36,830	36,012	37,419
Diluted	35,943	36,846	36,022	37,419

* Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 29,	December 30,
(In thousands)	2018	2017
Assets
Current assets
Cash and cash equivalents	$18,585	$15,667
Accounts and notes receivable, net	346,260	344,057
Inventories, net	553,799	597,162
Prepaid expenses and other current assets	73,798	47,400
Property and equipment held for sale	8,654	—
Total current assets	1,001,096	1,004,286

Property and equipment, net	579,060	600,240
Goodwill	178,648	178,648
Intangible assets, net	128,926	134,430
Other assets, net	84,182	138,193

Total assets	$1,971,912	$2,055,797

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$357,802	$376,977
Accrued payroll and benefits	57,180	65,156
Other accrued expenses	43,206	43,252
Current maturities of long-term debt and capital lease obligations	18,263	9,196
Total current liabilities	476,451	494,581

Long-term liabilities
Deferred income taxes	49,254	42,050
Postretirement benefits	15,016	15,687
Other long-term liabilities	35,447	40,774
Long-term debt and capital lease obligations	679,797	740,755
Total long-term liabilities	779,514	839,266

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,952 and 36,466 shares outstanding	484,064	497,093
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(15,759)	(15,136)
Retained earnings	247,642	239,993
Total shareholders’ equity	715,947	721,950

Total liabilities and shareholders’ equity	$1,971,912	$2,055,797

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	52 Weeks Ended
(In thousands)	December 29, 2018	December 30, 2017
Cash flow activities
Net cash provided by operating activities	$171,658	$52,843
Net cash used in investing activities	(64,156)	(315,393)
Net cash (used in) provided by financing activities	(104,300)	254,003
Net cash used in discontinued operations	(284)	(137)
Net increase (decrease) in cash and cash equivalents	2,918	(8,684)
Cash and cash equivalents at beginning of the period	15,667	24,351
Cash and cash equivalents at end of the period	$18,585	$15,667

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating (Loss) Earnings by Segment

(Unaudited)

	12 Weeks Ended				52 Weeks Ended
(In thousands)	December 29, 2018		December 30, 2017		December 29, 2018		December 30, 2017
Food Distribution Segment:
Net sales	$954,354	50.3%	$911,484	48.3%	$3,991,450	49.5%	$3,827,909	48.1%
Operating (loss) earnings	(14,308)		14,346		48,752		83,115
Military Segment:
Net sales	513,347	27.1%	524,001	27.8%	2,166,843	26.9%	2,144,022	26.9%
Operating (loss) earnings	(473)		2,477		5,647		6,969
Retail Segment:
Net sales	429,095	22.6%	450,015	23.9%	1,906,259	23.6%	1,991,868	25.0%
Operating earnings (loss)	2,921		1,955		16,113		(196,759)
Total:
Net sales	$1,896,796	100.0%	$1,885,500	100.0%	$8,064,552	100.0%	$7,963,799	100.0%
Operating (loss) earnings	(11,860)		18,778		70,512		(106,675)

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, and total net long-term debt. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers.  These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude start-up costs associated with the new Fresh Kitchen operation through the start-up period, which concluded during the first quarter. The Fresh Kitchen is a newly constructed facility that provides the Company with the ability to process, cook, and package fresh protein-based foods and complete meal solutions. Given the Fresh Kitchen represents a new line of business for the Company, the start-up activities associated with testing, training, and preparing the Fresh Kitchen for production, as well as incorporating the related operations into the business, are considered “non-operational” or “non-core” in nature. The 2017 retirement stock compensation award represents incremental compensation expense in connection with an executive retirement that is also considered “non-operational” or “non-core” in nature.

Table 2: Reconciliation of Net (Loss) Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net (loss) earnings	$(14,008)	$34,607	$33,572	$(52,845)
(Earnings) loss from discontinued operations, net of tax	(19)	104	219	228
Income tax (benefit) expense	(5,474)	(22,219)	6,907	(79,027)
Other expenses, net	7,641	6,286	29,814	24,969
Operating (loss) earnings	(11,860)	18,778	70,512	(106,675)
Adjustments:
LIFO expense	2,252	424	4,601	2,898
Depreciation and amortization	19,362	18,690	82,634	82,243
Merger/acquisition and integration	1,406	1,071	4,937	8,101
Restructuring, goodwill/asset impairment and other charges	32,277	2,799	37,546	228,459
Expenses associated with tax planning strategies	—	3,798	225	3,798
Fresh Kitchen start-up costs (1)	—	1,394	1,366	8,082
Stock-based compensation	606	1,018	7,646	9,611
Other non-cash charges (gains)	213	145	(46)	(515)
Adjusted EBITDA	$44,256	$48,117	$209,421	$236,002
Reconciliation of operating (loss) earnings to adjusted EBITDA by segment:
Food Distribution:
Operating (loss) earnings	$(14,308)	$14,346	$48,752	$83,115
Adjustments:
LIFO expense	1,341	675	2,270	2,036
Depreciation and amortization	7,675	6,967	31,854	29,258
Merger/acquisition and integration	162	990	3,581	6,244
Restructuring, asset impairment and other charges	31,764	37	33,056	1,317
Expenses associated with tax planning strategies	—	1,744	116	1,744
Fresh Kitchen start-up costs (1)	—	1,394	1,366	8,082
Stock-based compensation	308	458	3,626	4,457
Other non-cash charges	259	322	724	310
Adjusted EBITDA	$27,201	$26,933	$125,345	$136,563
Military:
Operating (loss) earnings	$(473)	$2,477	$5,647	$6,969
Adjustments:
LIFO expense	686	65	1,230	394
Depreciation and amortization	2,711	2,794	11,968	11,626
Merger/acquisition and integration	—	67	4	1,522
Restructuring (gains) charges	—	—	(801)	500
Expenses associated with tax planning strategies	—	593	28	593
Stock-based compensation	63	178	1,244	1,491
Other non-cash gains	(53)	(3)	(273)	(20)
Adjusted EBITDA	$2,934	$6,171	$19,047	$23,075
Retail:
Operating earnings (loss)	$2,921	$1,955	$16,113	$(196,759)
Adjustments:
LIFO expense (benefit)	225	(316)	1,101	468
Depreciation and amortization	8,976	8,929	38,812	41,359
Merger/acquisition and integration	1,244	14	1,352	335
Restructuring charges and goodwill/asset impairment	513	2,762	5,291	226,642
Expenses associated with tax planning strategies	—	1,461	81	1,461
Stock-based compensation	235	382	2,776	3,663
Other non-cash charges (gains)	7	(174)	(497)	(805)
Adjusted EBITDA	$14,121	$15,013	$65,029	$76,364

(1) Fresh Kitchen operations were no longer treated as start-up midway through the first quarter of fiscal 2018.

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating (Loss) Earnings to Adjusted Operating Earnings (Loss)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		52 Weeks Ended
(In thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Operating (loss) earnings	$(11,860)	$18,778	$70,512	$(106,675)
Adjustments:
Merger/acquisition and integration	1,406	1,071	4,937	8,101
Restructuring, goodwill/asset impairment and other charges	32,277	2,799	37,546	228,459
Fresh Kitchen start-up costs (1)	—	1,394	1,366	8,082
Stock compensation associated with executive retirement	—	—	—	1,172
Expenses associated with tax planning strategies	—	3,798	225	3,798
Severance associated with cost reduction initiatives	355	340	1,023	368
Adjusted operating earnings	$22,178	$28,180	$115,609	$143,305
Reconciliation of operating (loss) earnings to adjusted operating earnings by segment:
Food Distribution:
Operating (loss) earnings	$(14,308)	$14,346	$48,752	$83,115
Adjustments:
Merger/acquisition and integration	162	990	3,581	6,244
Restructuring, asset impairment and other charges	31,764	37	33,056	1,317
Fresh Kitchen start-up costs (1)	—	1,394	1,366	8,082
Stock compensation associated with executive retirement	—	—	—	591
Expenses associated with tax planning strategies	—	1,744	116	1,744
Severance associated with cost reduction initiatives	245	315	763	342
Adjusted operating earnings	$17,863	$18,826	$87,634	$101,435
Military:
Operating (loss) earnings	$(473)	$2,477	$5,647	$6,969
Adjustments:
Merger/acquisition and integration	—	67	4	1,522
Restructuring (gains) charges	—	—	(801)	500
Stock compensation associated with executive retirement	—	—	—	147
Expenses associated with tax planning strategies	—	593	28	593
Severance associated with cost reduction initiatives	38	6	107	7
Adjusted operating (loss) earnings	$(435)	$3,143	$4,985	$9,738
Retail:
Operating earnings (loss)	$2,921	$1,955	$16,113	$(196,759)
Adjustments:
Merger/acquisition and integration	1,244	14	1,352	335
Restructuring charges and goodwill/asset impairment	513	2,762	5,291	226,642
Stock compensation associated with executive retirement	—	—	—	434
Expenses associated with tax planning strategies	—	1,461	81	1,461
Severance associated with cost reduction initiatives	72	19	153	19
Adjusted operating earnings	$4,750	$6,211	$22,990	$32,132
(1) Fresh Kitchen operations were no longer treated as start-up midway through the first quarter of fiscal 2018.

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of (Loss) Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	December 29, 2018		December 30, 2017
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
(Loss) earnings from continuing operations	$(14,027)	$(0.39)	$34,711	$0.94
Adjustments:
Merger/acquisition and integration	1,406		1,071
Restructuring, asset impairment and other charges	32,277		2,799
Fresh Kitchen start-up costs	—		1,394
Expenses associated with tax planning strategies	—		3,798
Severance associated with cost reduction initiatives	355		340
Total adjustments	34,038		9,402
Income tax effect on adjustments (1)	(8,575)		(2,929)
Impact of Tax Cuts and Jobs Act (2)	—		(25,992)
Total adjustments, net of taxes	25,463	0.71	(19,519)	(0.53)
Adjusted earnings from continuing operations	$11,436	$0.32	$15,192	$0.41

	52 Weeks Ended
	December 29, 2018		December 30, 2017
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings (loss) from continuing operations	$33,791	$0.94	$(52,617)	$(1.41)
Adjustments:
Merger/acquisition and integration	4,937		8,101
Restructuring, goodwill/asset impairment and other charges	37,546		228,459
Fresh Kitchen start-up costs	1,366		8,082
Expenses associated with tax planning strategies	225		3,798
Severance associated with cost reduction initiatives	1,023		368
Stock compensation associated with executive retirement	—		1,172
Total adjustments	45,097		249,980
Income tax effect on adjustments (1)	(11,139)		(92,767)
Impact of Tax Cuts and Jobs Act (2)	(494)		(25,992)
Total adjustments, net of taxes	33,464	0.93	131,221	3.51
Adjusted earnings from continuing operations	$67,255	$1.87	$78,604	$2.10

   (1) The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.

   (2) Includes a $1.1 million and $4.8 million tax benefit attributable to tax planning strategies related to the Tax Act for the third quarter of 2018 and the fourth quarter of 2017, respectively.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(Unaudited)

	December 29,	December 31,
(In thousands)	2018	2017
Current maturities of long-term debt and capital lease obligations	$18,263	$9,196
Long-term debt and capital lease obligations	679,797	740,755
Total debt	698,060	749,951
Cash and cash equivalents	(18,585)	(15,667)
Total net long-term debt	$679,475	$734,284

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 28, 2019
	Low	High
Earnings from continuing operations	$1.27	$1.44
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.06	0.04
Gain on sale of assets	(0.14)	(0.15)
Termination of frozen pension plan	0.44	0.43
Restructuring and asset impairment	0.04	0.03
Severance associated with cost reduction initiatives	0.03	0.01
Adjusted earnings from continuing operations	$1.70	$1.80